EXHIBIT 4.2

SHARE REPURCHASE PROGRAM

The Board of Directors (the “Board”) of Inland Diversified Real Estate Trust, Inc., a Maryland corporation (the “Company”), has adopted this Share Repurchase Program (this “Repurchase Program”) to permit and authorize the Company to repurchase shares of its common stock, par value $0.001 per share (the “Shares”), from its stockholders, in all cases subject to the terms, conditions and limitations set forth herein.  The effective date of this Repurchase Program is [                        ], 2009.

1.                                       Repurchase Price.

(a)                                 The Company is authorized to repurchase Shares from its stockholders at the following prices per Share:

(i)                                    if the Shares are beneficially owned by the requesting stockholder continuously for at least one (1) year, but less than four (4) years, the repurchase price shall be equal to $9.00 per Share;

(ii)                                if the Shares are beneficially owned by the requesting stockholder continuously for at least four (4) years, but less than five (5) years, the repurchase price shall be equal to $9.25 per Share; or

(iii)                             if the Shares are beneficially owned by the requesting stockholder continuously for at least five (5) years, the repurchase price shall be equal to $9.50 per Share.

(b)                                Notwithstanding Section 1(a) above, during periods when the Company is engaged in a public offering of its Shares, the repurchase price per Share under this Repurchase Program shall be less than the per share price of the Shares offered in the public offering.  In the event that the Board or the Company’s business manager makes a future determination regarding the estimated value of the Shares, the Board, in its sole discretion, may change the per Share repurchase prices set forth in Section 1(a) above.  The Company shall report any new repurchase prices in the annual report and the three quarterly reports that it publicly files with the Securities and Exchange Commission.

2.                                       Treatment of Repurchased Shares.  All Shares repurchased by the Company pursuant to this Repurchase Program shall be cancelled and shall have the status of authorized but unissued shares.  The Company shall not reissue any Shares repurchased by it pursuant to this Repurchase Program unless those Shares are first registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under appropriate state securities laws or otherwise issued in compliance with these laws.

3.                                       Time of Repurchase; Funding; Repurchase Limitations.

(a)                                  Time of Repurchase.  The Company shall make repurchases of Shares under this Repurchase Program on or about the last business day of each calendar month or any other business day that may be established by the Board.  As soon as reasonably practicable following the date of each monthly repurchase hereunder, the Company shall send to the applicable stockholder all cash proceeds resulting from the repurchase of the stockholder’s Shares.

(b)                                 Funding.  The Company is authorized, for the purpose of repurchasing Shares under this Repurchase Program in a particular calendar month, to use solely the proceeds from its Distribution Reinvestment Plan (the “Available Funds”).  In any given calendar month, funds used for the purpose of repurchasing Shares under this Repurchase Program may not exceed the proceeds from the Distribution Reinvestment Plan.

(c)                                  Excess Available Funds.  In any calendar month, if the aggregate amount of Available Funds exceeds the aggregate amount needed to repurchase all Shares for which repurchase requests have been received by the Company, the Company may, but shall not be obligated to, carry over the excess amount of Available Funds to a subsequent calendar month(s) for use in addition to the amount of Available Funds otherwise available for repurchases during that subsequent calendar month(s).

(d)                                 Insufficient Available Funds; Other Limitations.  The Company cannot guarantee that it will be able to repurchase all Shares for which a repurchase request is received.  In any calendar month, if the aggregate amount of Available Funds (including any excess amount carried over pursuant to Section 3(c) above) is less than the aggregate amount needed to repurchase all Shares for which repurchase requests have been received by the Company, the Company shall to the extent it decides to repurchase shares, repurchase Shares on a pro rata basis up to, but not in excess of, the aggregate amount of Available Funds (including any excess amount carried over pursuant to Section 3(c) above).  In any calendar month, if repurchasing all Shares for which repurchase requests have been received by the Company would exceed the Aggregate Number of Shares Limit (as defined below), the Company shall, to the extent it has Available Funds (including any excess amount carried over pursuant to Section 3(c) above), repurchase Shares on a pro rata basis up to, but not in excess of, the Aggregate Number of Shares Limit.  Any stockholder whose repurchase request has been partially accepted by the Company in a particular calendar month shall have the remainder of his or her request included with all new repurchase requests received by the Company in the immediately following calendar month.

(e)                                  Percentage Limitation.  Notwithstanding anything to the contrary herein, the Company may not at any time repurchase a number of Shares that exceeds three percent (3.0%) of the number of Shares outstanding on December 31 of the last calendar year (the “Aggregate Number of Shares Limit”).

(f)                                    Ineffective Withdrawal.  In the event the Company receives a written notice of withdrawal, as described in Section 4(e) below, from a stockholder after the Company has repurchased all or a portion of the stockholder’s Shares, the notice of withdrawal shall not be effective with respect to the Shares repurchased, but shall be effective with respect to any of that stockholder’s Shares not repurchased.  The Company shall provide the stockholder with prompt written notice of the ineffectiveness or partial ineffectiveness of the written notice of withdrawal.

4.                                       Stockholder Requirements.

(a)                                  General.  Any stockholder may elect to participate in the Repurchase Program with respect to all or a designated portion of the stockholder’s Shares, including fractional shares; provided, however, Shares must be beneficially owned by the presenting stockholder continuously for at least one (1) year to be eligible for repurchase by the Company under this Repurchase Program.  If a stockholder dies prior to beneficially owning Shares for at least one (1) year, the Board may, in its sole discretion, waive the holding period for the stockholder’s beneficiaries or heirs, as applicable, and repurchase the Shares at a price equal to $9.00 per Share.  In addition, in the event that a stockholder is requesting the repurchase of all of his or her Shares, the one-year holding period will be waived for Shares purchased under the Distribution Reinvestment Plan.

(b)                                 Written Requests.  A stockholder may request that the Company repurchase the stockholder’s Shares by submitting a written repurchase request to the Company’s transfer agent,                               ,                                                              Attention:                                       .  The written repurchase request must state the name of the person/entity who beneficially owns the Shares and the number of Shares requested to be repurchased.  Written repurchase requests will be accepted by the Company on a calendar month basis, subject to the terms, conditions and other limitations set forth in this Repurchase Program.  To be effective in a particular calendar month, the Company must receive a stockholder’s written repurchase request prior to the date that the Company repurchases Shares in that calendar month.  No written repurchase request shall be given preference over any other written repurchase request.

(c)                                  No Encumbrances.  All Shares requested to be repurchased under this Repurchase Program must be (i) beneficially owned by the stockholder(s) of record making the presentment, or the party presenting the Shares must be authorized to do so by the owner(s) of record of the Shares, and (ii) fully transferable and not be subject to any liens or other encumbrances.  In certain cases, the Company may ask the requesting stockholder to provide evidence satisfactory to the Company, in its sole discretion, that the Shares requested for repurchase are free from liens and other encumbrances.  If the Company determines that a lien or other encumbrance exists against the Shares, the Company shall have no obligation to repurchase, and shall not repurchase, any of the Shares subject to the lien or other encumbrance.

(d)                                 Withdrawal of Written Repurchase Request.  In the event a stockholder wishes to withdraw his, her or its written repurchase request to have Shares repurchased under this Repurchase Program, the stockholder shall provide the Company with a written request of withdrawal.  The Company will not repurchase a stockholder’s Shares so long as the Company receives the written request of withdrawal prior to the time payment is sent to the applicable stockholder.

5.                                       Termination of Repurchase Program.  This Repurchase Program shall be suspended or terminated, as the case may be, and the Company shall not accept Shares for repurchase upon the occurrence of any of the following:

(a)                                  This Repurchase Program shall immediately terminate, without further action by the Board or any notice to the Company’s stockholders, in the event the Shares are listed on any national securities exchange, or are subject to bona fide quotes on any inter-dealer quotation system or electronic communications network.

(b)                                 This Repurchase Program may be suspended or terminated at any time by the Board, in its sole discretion, without prior notice to the Company’s stockholders.

6.                                       Amendment.  Notwithstanding anything to the contrary herein, this Repurchase Program may be amended, in whole or in part, by the Board, in its sole discretion, at any time or from time to time, without prior notice to the Company’s stockholders.

7.                                       Miscellaneous.

(a)                                  Liability.  Subject to the limitations contained in the Company’s articles of incorporation, neither the Company nor the Repurchase Agent (as defined below) shall have any liability to any stockholder for the value of the stockholder’s Shares, the repurchase price of the stockholder’s Shares or for any damages resulting from the stockholder’s presentation of Shares for repurchase or the repurchase of Shares under this Repurchase Program or from the Company’s determination not to repurchase Shares under the Repurchase Program, except as a result of the Company’s or the Repurchase Agent’s negligence, misconduct or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims that a stockholder may have under federal or state securities laws.

(b)                                 Taxes.  Stockholders shall have sole responsibility and liability for the payment of all taxes, assessments and other applicable obligations resulting from the repurchase of Shares pursuant to this Repurchase Program and neither the Company nor the Repurchase Agent shall have any such responsibility or liability.

(c)                                  Repurchase Agent.  The Company may appoint a repurchase agent as the Company’s agent under this Repurchase Program (a “Repurchase Agent”), to effect all repurchases of Shares and to disburse funds to the respective stockholders in accordance with the terms, conditions and limitations set forth herein.

(d)                                 Administration and Costs.  The Repurchase Agent shall perform all recordkeeping and other administrative functions involved in operating and maintaining the Repurchase Program.  The Company shall bear all costs involved in organizing, administering and maintaining the Repurchase Program.  No fees will be paid to the

Company’s sponsor, its business manager, its directors or any of their affiliates in connection with the repurchase of shares by the Company pursuant to this Repurchase Program.